EXHIBIT 10.8
CONFIDENTIAL TREATMENT REQUESTED
A.Prot. 2006/35
dated March 30, 2006 of the Notary
Dr. Dieter Gränicher, Basel (Switzerland)
NOTARIAL DEED
AGREEMENT
FOR THE SALE AND PURCHASE AND TRANSFER OF ALL
SHARES IN SIGOS SYSTEMINTEGRATION GMBH
Negotiated at Basel/Switzerland this 30th (thirtieth) day of March 2006 (two thousand and six).
Before me, the undersigned Notary Public
Dr. Dieter Gränicher
at Basel/Switzerland appeared today:
1.	Dr. Matthias Müller, born XXXXXXXXXX, German citizen, attorney at law, with business address at DE 70469 Stuttgart, Maybachstrasse 6 and privat domicile at DE 60594 Frankfurt am Main, Grosse Rittergasse 13, identified by his identity card, according to his declarations acting not in his own name, but released from the restrictions imposed by § 181 German Civil Code in the name and on behalf of
a)	Keynote Germany Holding GmbH, with its seat in Stuttgart and registered office at Stresemannstrasse 79, DE 70469 Stuttgart, registered with the Commercial Register at the Local Court (Amtsgericht) of Stuttgart under HRB 720574,
— hereinafter referred to as “Purchaser” –
The symbol “XXXXXXXXXX” is used to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

with reference to a certified print-out of the Commercial Register of March 24, 2006 and with reference to a written power of attorney (with signature certified) of March 27, 2006 as well as a Shareholders’ Resolution of March 26, 2006 including a written power of attorney (with signatures certified) of March 6, 2006 and a Secretary’s Certificate of March 3, 2006, all the originals of which have been submitted to the Notary and hereby certified copies of which are attached to this Deed,

b)	Keynote Systems Inc., a corporation established under the laws of Delaware, with its registered office at 15 East North Street, City of Dover, County of Kent, Delaware, USA,
— hereinafter referred to as “Keynote” -
with reference to a written power of attorney (with signature certified) of March 27, 2006, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed,
2.	Mr. Helmut Friedel, management consultant, born XXXXXXXXXX, German citizen, with private domicile at XXXXXXXXXX, identified by his identity card,
— hereinafter referred to as “Seller 2” -
3.	Mr. Johannes Reis, Dipl.-Ingenieur, born XXXXXXXXXX, German citizen, with private domicile at XXXXXXXXXX, identified by his passport, according to his declarations acting
3.1	in his own name,
— hereinafter referred to as “Seller 1” -, and
3.2	released from the restrictions imposed by § 181 German Civil Code in the name and on behalf of
a)	Mr. Erich Weikert, Dipl.-Kaufmann, born XXXXXXXXXX, with private domicile at XXXXXXXXXX,
— hereinafter referred to as “Seller 3” -,
A.Prot. 2006/35 GrD
The symbol “XXXXXXXXXX” is used to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

with reference to a power of attorney (with signature certified) dated March 27, 2006, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed,

b)	Mr. Johann Banken, Dipl.-Informatiker, born XXXXXXXXXX, with private domicile at XXXXXXXXXX,
— hereinafter referred to as “Seller 4” -,
with reference to a power of attorney (with signature certified) dated March 24, 2006, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed,

c)	Mr. Adil Kaya, born XXXXXXXXXX, with private domicile at XXXXXXXXXX,
— hereinafter referred to as “Seller 5” -,
with reference to a power of attorney (with signature certified) dated March 27, 2006, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed,

d)	Mr. Martin Löhlein, Dipl.-Ingenieur, born XXXXXXXXXX, with private domicile at XXXXXXXXXX,
— hereinafter referred to as “Seller 6” -,
with reference to a power of attorney (with signature certified) dated March 27, 2006, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed,

e)	Mr. Norbert Neumeister, born XXXXXXXXXX, with private domicile at XXXXXXXXXX,
— hereinafter referred to as “Seller 7” -,
with reference to a power of attorney (with signature certified) dated March 27, 2006, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed,
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The symbol “XXXXXXXXXX” is used to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

— Seller 1 through Seller 7 jointly and severally, the “Sellers” —
— each of the Sellers and the Purchaser individually
hereinafter also refer to as “Party” and, jointly, the “Parties” —
The acting Notary advised the persons appearing that a notary who or whose partners in the law firm have formerly acted as legal advisors to one of the parties involved in the matter to be notarized would not be entitled to take office as a notary in the matter at hand pursuant to § 233 Sect. 1(4) of the Introductory Act of the Canton Basel-City relating to the Swiss Civil Code which provision corresponds with the so-called “Vorbefassungsverbot” under the German Act of Notarization (§ 3 Sect. 1(7)). The acting Notary states that he himself and his firm have not been involved in the matter at hand in the meaning of said provisions. By approving the present Agreement, the parties hereto shall confirm such statement of the acting Notary.
The persons appearing requested this Deed including some of its Schedules to be recorded in the English language. The acting Notary Public who is in sufficient command of the English language ascertained that the persons appearing are also in command of the English language. After having been instructed by the acting Notary, the persons appearing waived the right to obtain the assistance of a sworn interpreter and to obtain a certified translation of this Deed including the English Schedules hereto into their German mother tongue.
Then the persons appearing, acting as indicated, declared with request for notarial recording the following:
Table of Contents

A. PREAMBLE	7

B. Share PURCHASE AND TRANSFER AGREEMENT	8

1.Definitions	8

2.Object of this Purchase Agreement; Sale Shares	8

2.1 Share of Seller 1	8
2.2 Share of Seller 2	9
2.3 Share of Seller 3	9
2.4 Share of Seller 4	9
2.5 Share of Seller 5	9
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The symbol “XXXXXXXXXX” is used to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

2.6 Share of Seller 6	9
2.7 Share of Seller 7	9

3. Sale and Purchase of the Sale Shares	9

3.1 Sale and Purchase of the Seller 1 Share	9
3.2 Sale and Purchase of the Seller 2 Share	10
3.3 Sale and Purchase of the Seller 3 Share	10
3.4 Sale and Purchase of the Seller 4 Share	10
3.5 Sale and Purchase of the Seller 5 Share	10
3.6 Sale and Purchase of the Seller 6 Share	10
3.7 Sale and Purchase of the Seller 7 Share	10
3.8 Right to Dividends	10

4. Total Purchase Price	11

4.1 Total Purchase Price	11
4.2 Purchase Price Adjustment	11
4.3 Initial Purchase Price	11
4.4 Holdbacks	12
4.5 Payment Mode	12
4.6 Payment of Adjustment Amount	13
4.7 Determination of Total Earnout Price	13
4.8 Total Consideration	14
4.9 Escrow Account	14

5. Assignment of the Sale Shares	14

5.1 Assignment of Seller 1 Share	14
5.2 Assignment of Seller 2 Share	14
5.3 Assignment of Seller 3 Share	14
5.4 Assignment of Seller 4 Share	15
5.5 Assignment of Seller 5 Share	15
5.6 Assignment of Seller 6 Share	15
5.7 Assignment of Seller 7 Share	15
5.8 Condition precedent	15
5.9 Consent of SIGOS and Sellers	15

6. Closing Date; Conditions to Closing	16

6.1 Condition precedent; Closing Date	16
6.2 Conditions to Closing for the Sellers	16
6.3 Conditions to Closing for the Purchaser	17
6.4 Cut-Off Date	18

7. Pre-Closing Actions	18

8. Closing Financial Statements	19

8.1 Preparation of the Closing Financial Statements	19
8.2 Review and Acceptance or Rejection	19
8.3 Dispute Resolution Procedure	19
8.4 Co-operation and Access	20

9. Representations and Warranties of the Sellers	20

9.1 Execution of and Performance under the Purchase Agreement by Sellers	21
9.2 Legal Matters regarding SIGOS	21
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The symbol “XXXXXXXXXX” is used to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

9.3 The Sale Shares	22
9.4 Equity interests of SIGOS	22
9.5 Financial Statements; no undisclosed liabilities	22
9.6 Absence of Certain Changes	24
9.7 Environmental Matters	25
9.8 Material Contracts and Commitment/Licenses and Permits	26
9.9 Other Contracts	28
9.10 Critical Contracts	28
9.11 Intellectual Property Rights	29
9.12 Assets of SIGOS	36
9.13 Employees and Pensions	37
9.14 No Brokers	41
9.15 Authorizations	41
9.16 Compliance	41
9.17 Litigation	42
9.18 Real Property Lease Contracts	43
9.19 Certain Transactions and Agreements	43
9.20 Insurance	43
9.21 Tax and Tax Returns	44
9.22 Full Disclosure	45

10. Remedies for Breach of Representations and Guarantees	46

10.1 Remedies	46
10.2 Maximum Amount	46
10.3 Exclusion of Further Remedies and Further Liability	47

11. Survival of Representations and Warranties and Statute of Limitations (Verjährung)	47

11.1 General	47
11.2 Specific Legal Matters	47
11.3 Intellectual Property Matters	47
11.4 Tax Matters	47
11.5 Suspension of the Limitation Period	48

12. Tax Indemnifications	48

12.1 Indemnification	48
12.2 Due date	48
12.3 Tax and Balance Sheet Treatment of Payments	49
12.4 Time Limitation	49
12.5 Tax Assessments and Tax Audits	49
12.6 Defense	49
12.7 Limitation of Liability	50

13. Other Indemnifications	50

13.1 Environmental	50
13.2 Excluded Liabilities	51

14. Claims	51

14.1 Notice of Claims	51
14.2 Resolution of Notice of Claim	51

15. Reduction of Holdback Amount and Total Earnout Price	52
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The symbol “XXXXXXXXXX” is used to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

16. Release of Holdback Amount and Total Earnout Price.	53

16.1 Release of Remaining Holdback Amount on Release Date	53
16.2 Second Release Date	53
16.3 Release after the Final Determination of Revenue and Contribution Margin	53
16.4 Release of any Remaining Amounts	54

17. Parent Guarantee	54

18. Appointment of Representative	54

19. [intentionally left blank]	55

20. Other Covenants	55

20.1 Further Co-operation	55
20.2 Announcements	55
20.3 Right to the Name “SIGOS”	55

21. Dispute Resolution	56

21.1 Dispute Resolution	56
21.2 Provisional Relief	57

22. General Provisions	57

22.1 Language	57
22.2 Governing Law	57
22.3 Liability of Sellers	58
22.4 Expenses	58
22.5 Partial invalidity	58
22.6 Amendments	58
22.7 Business Day	58
22.8 List of Schedules	59
22.9 Entire Agreement	59
22.10 Notices and Communications	59

C. COUNTERPARTS (AUSFERTIGUNGEN) OF THIS DEED / COPIES	60
A.
PREAMBLE
1.	Purchaser is a German company with limited liability (Gesellschaft mit beschränkter Haftung, GmbH), with its registered office in DE 70469 Stuttgart, Stresemannstrasse 79, Germany, and duly registered in the commercial register of the Local Court (Amtsgericht) of Stuttgart under no. HRB 720574.
A.Prot. 2006/35 GrD
The symbol “XXXXXXXXXX” is used to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

2.	SIGOS Systemintegration GmbH is a German limited liability company, with its registered office in Nuremberg, Germany, and duly registered in the commercial register of the Local Court (Amtsgericht) of Nuremberg under HRB 9323 (“SIGOS”). SIGOS is engaged in the provision of services and the realization of software and hardware solutions, in particular test solutions for, among other things, planning, specification and integration of telecommunications and other infrastructures (Erbringung von Dienstleistungen und die Realisierung von Soft- und Hardwarelösungen, insbesondere Testlösungen unter anderem für Planung, Spezifikation und Integration von Telekommunikations- und anderen Infrastrukturen).

3.	The Sellers are the sole shareholders in SIGOS. They intend to sell and to transfer title to all shares in SIGOS to the Purchaser and the Purchaser intends to acquire all shares in SIGOS.
NOW, THEREFORE, the Parties hereby agree to the following share purchase and transfer agreement (the “Purchase Agreement”):
B.
SHARE PURCHASE AND TRANSFER AGREEMENT
1.	Definitions

Schedule 1 sets forth the definitions of the capitalized terms used in this Purchase Agreement.

2.	Object of this Purchase Agreement; Sale Shares

SIGOS has a nominal share capital in the amount of XXXXXXXXXX. The Sellers are the sole shareholders in SIGOS.

2.1	Share of Seller 1

Seller 1 holds one share in the nominal amount of XXXXXXXXXX (“Seller 1 Share”).
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The symbol “XXXXXXXXXX” is used to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

2.2	Share of Seller 2

Seller 2 holds one share in the nominal amount of XXXXXXXXXX (“Seller 2 Share”).

2.3	Share of Seller 3

Seller 3 holds one share in the nominal amount of XXXXXXXXXX (“Seller 3 Share”).

2.4	Share of Seller 4

Seller 4 holds one share in the nominal amount of XXXXXXXXXX (“Seller 4 Share”).

2.5	Share of Seller 5

Seller 5 holds one share in the nominal amount of XXXXXXXXXX (“Seller 5 Share”).

2.6	Share of Seller 6

Seller 6 holds one share in the nominal amount of XXXXXXXXXX (“Seller 6 Share”).

2.7	Share of Seller 7

Seller 7 holds one share in the nominal amount of XXXXXXXXXX (“Seller 7 Share” and Seller 1 Share through Seller 7 Share together, the “Sale Shares”).

3.	Sale and Purchase of the Sale Shares

3.1	Sale and Purchase of the Seller 1 Share

Seller 1 hereby sells to the Purchaser and the Purchaser hereby purchases from Seller 1 the Seller 1 Share with economic effect as of April 3, 2006, (the “Effective Date”).
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The symbol “XXXXXXXXXX” is used to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

3.2	Sale and Purchase of the Seller 2 Share

Seller 2 hereby sells to the Purchaser and the Purchaser hereby purchases from Seller 2 the Seller 2 Share with economic effect as of the Effective Date.

3.3	Sale and Purchase of the Seller 3 Share

Seller 3 hereby sells to the Purchaser and the Purchaser hereby purchases from Seller 3 the Seller 3 Share with economic effect as of the Effective Date.

3.4	Sale and Purchase of the Seller 4 Share

Seller 4 hereby sells to the Purchaser and the Purchaser hereby purchases from Seller 4 the Seller 4 Share with economic effect as of the Effective Date.

3.5	Sale and Purchase of the Seller 5 Share

Seller 5 hereby sells to the Purchaser and the Purchaser hereby purchases from Seller 5 the Seller 5 Share with economic effect as of the Effective Date.

3.6	Sale and Purchase of the Seller 6 Share

Seller 6 hereby sells to the Purchaser and the Purchaser hereby purchases from Seller 6 the Seller 6 Share with economic effect as of the Effective Date.

3.7	Sale and Purchase of the Seller 7 Share

Seller 7 hereby sells to the Purchaser and the Purchaser hereby purchases from Seller 7 the Seller 7 Share with economic effect as of the Effective Date.

3.8	Right to Dividends

The sale of the Sale Shares includes all rights attached to the Sale Shares, including but not limited to, the right to the profits of SIGOS of the current fiscal year 2006 and any non-distributed profits of previous fiscal years.
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The symbol “XXXXXXXXXX” is used to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

4.	Total Purchase Price

4.1	Total Purchase Price

The purchase price for all Sale Shares shall amount to EUR 25 million (in words: Euro twenty-five million), subject to adjustments as provided in Section 4.2 of this Purchase Agreement (the “Total Purchase Price”) plus the Total Earnout Price, if any. The Total Purchase Price will be allocated to each of the Sellers according to their quota of the Sale Shares as set forth in Section 2.1 through 2.7.

4.2	Purchase Price Adjustment

The purchase price shall be adjusted as follows: If the total assets according to Section 266 para.2 lit A. and B. German Commercial Code (Handelsgesetzbuch, HGB) reflected on the balance sheet of the Closing Financial Statement (the “Total SIGOS Assets”), do not equal or not exceed the total liabilities according to Section 266 para.3 lit. B and C. German Commercial Code (Handelsgesetzbuch, HGB)) reflected on the balance sheet of the Closing Financial Statement (the “Total SIGOS Liabilities”), the purchase price for all Shares shall be reduced by an amount equal to the negative difference between such Total SIGOS Assets and such Total SIGOS Liabilities (the “Adjustment Amount”).

4.3	Initial Purchase Price

The initial purchase price for the Sale Shares shall amount to EUR 20 million (in words: Euro twenty million) (the “Initial Purchase Price”) and will be allocated to the Sellers as follows:
a.	XXXXXXXXXX shall be paid to Seller 1 (the “Principal Amount 1”).

b.	XXXXXXXXXX shall be paid to Seller 2 (the “Principal Amount 2”).

c.	XXXXXXXXXX shall be paid to Seller 3 (the “Principal Amount 3”).

d.	XXXXXXXXXX shall be paid to Seller 4 (the “Principal Amount 4”).
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The symbol “XXXXXXXXXX” is used to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

e.	XXXXXXXXXX shall be paid to Seller 5 (the “Principal Amount 5”).

f.	XXXXXXXXXX shall be paid to Seller 6 (the “Principal Amount 6”).

g.	XXXXXXXXXX shall be paid to Seller 7 (the “Principal Amount 7”) (and Principal Amount 1 through Principal Amount 7, the “Principal Amounts”)
At the Closing Date, Purchaser shall transfer the Initial Purchase Price into a joint bank account of the Sellers as per Section 4.5 (the “Sellers Bank Account”).

4.4	Holdbacks

Purchaser will withhold an amount of EUR 4 million (the “Holdback Amount”) and an amount of EUR 1 million (the “Second Holdback Amount”). At the Closing Date, the Holdback Amount and the Second Holdback Amount shall be paid by Purchaser into a newly established escrow account to be jointly opened and held (‘Und-Konto’) by the Sellers or the Representative on the one hand and the Purchaser on the other hand (the “Escrow Account”) at a German bank (the “Escrow Agent”). The details of the Escrow Account are dealt with in Section 4.9 of this Agreement.

4.5	Payment Mode

All payments owed by Purchaser to Sellers under this Agreement shall be paid by Purchaser to the Sellers Bank Account. The credit made to the Sellers Bank Account shall have the effect of discharging (schuldbefreiende Wirkung) the Purchaser’s obligation in relation to each and all Sellers.

The payments under this Purchase Agreement of the Initial Purchase Price, the Adjustment Amount and the Earnout Amount shall be made by wire transfer of the relevant amount in EUR to the receiving party’s bank accounts as per Section 4.5 or to any other bank accounts of the receiving party, provided that the receiving party has designated such other bank account and notified the paying party of it in writing no later than five Business Days prior to the date of the relevant transfer.
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The symbol “XXXXXXXXXX” is used to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

a.	Sellers Bank Account

XXXXXXXXXX.

b.	Purchaser Bank Account

XXXXXXXXXX.
4.6	Payment of Adjustment Amount

In the event that the Adjustment Amount exceeds the aggregate of the Holdback Amount and the Second Holdback Amount, the Holdback Amount and the Second Holdback Amount shall be released within ten (10) Business Days after the finalization of the Closing Financial Statements, as per Section 7 and paid to the Purchaser. The amount equal to the difference of the Adjustment Amount exceeding the aggregate of the Holdback Amount and the Second Hold Back Amount, if any, shall be paid by the Sellers to the Purchasers within ten (10) Business Days after the finalization of the Closing Financial Statements, as per Section 7. In the event that the Adjustment Amount does not exceed the aggregate of the Holdback Amount and the Second Holdback Amount, an amount equal to the Adjustment Amount shall be taken from the Holdback Amount first, and then the Second Holdback Amount, and shall be released within ten (10) Business Days after the finalization of the Closing Financial Statements, as per Section 7 and paid to the Purchaser. The Adjustment Amount shall bear interest as of the Closing Date; the interest rate applicable shall be 5 % p.a..

4.7	Determination of Total Earnout Price

If both (i) Revenues (as defined on Schedule 4.7 hereto) during the Earnout Period (as defined on Schedule 4.7 hereto) is XXXXXXXXXX and (ii) Contribution Margin during the Earnout Period is XXXXXXXXXX then the total earnout price shall equal XXXXXXXXXX (the “Total Earnout Price”); provided that (a) if the Contribution Margin for the Earnout Period is XXXXXXXXXX, the Total Earnout Price shall be XXXXXXXXXX; and (b) if, for XXXXXXXXXX financial quarters during the Earnout Period, the Contribution Margin is XXXXXXXXXX, the Total
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The symbol “XXXXXXXXXX” is used to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

Earnout Price shall be XXXXXXXXXX. Such amount shall be calculated and paid as provided in Sections 15 and 16 hereof and Schedule 4.7 hereto.

4.8	Total Consideration Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate consideration paid by Purchaser to the Sellers exceed the Total Purchase Price plus the Total Earnout Price. 4.9 Escrow Account Any dispositions over the Escrow Account as well as over any monies held in the Escrow Account shall be made jointly by the Sellers or the Representative (as the case may be) and the Purchaser by giving written instruction to the Escrow Agent. The Parties shall instruct the Escrow Agent accordingly. If monies are to be released from the Escrow Account to the Sellers or the Purchaser, as the case may be, the respective amount shall be transferred together with any and all interest accrued on such amount until it is released, less any costs related to the Escrow Account attributable to such amount.

5.	Assignment of the Sale Shares

5.1	Assignment of Seller 1 Share

Seller 1 hereby assigns the Seller 1 Share to the Purchaser who accepts such assignment.

5.2	Assignment of Seller 2 Share

Seller 2 hereby assigns the Seller 2 Share to the Purchaser who accepts such assignment.

5.3	Assignment of Seller 3 Share

Seller 3 hereby assigns the Seller 3 Share to the Purchaser who accepts such assignment.
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The symbol “XXXXXXXXXX” is used to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

5.4	Assignment of Seller 4 Share

Seller 4 hereby assigns the Seller 4 Share to the Purchaser who accepts such assignment.

5.5	Assignment of Seller 5 Share

Seller 5 hereby assigns the Seller 5 Share to the Purchaser who accepts such assignment.

5.6	Assignment of Seller 6 Share

Seller 6 hereby assigns the Seller 6 Share to the Purchaser who accepts such assignment.

5.7	Assignment of Seller 7 Share

Seller 7 hereby assigns the Seller 7 Share to the Purchaser who accepts such assignment.

5.8	Condition precedent

The assignments pursuant to Sections 5.1 through 5.7 are subject to the condition precedent (aufschiebende Bedingung) set forth in Section 6.1.

5.9	Consent of SIGOS and Sellers
a.	The Sellers have unanimously approved in writing the assignment of the Sale Shares to the Purchaser as set forth in Section 5 in the form of the attached Schedule 5.9a.

b.	SIGOS has approved in writing the assignment of the Sale Shares to the Purchaser as set forth in Section 5 in the form of the attached Schedule 5.9b.
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The symbol “XXXXXXXXXX” is used to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

6.	Closing Date; Conditions to Closing

6.1	Condition precedent; Closing Date

The assignments of the Sale Shares pursuant to Section 5.1 through 5.7 are subject to the condition precedent (aufschiebende Bedingung) of the Parties having executed the declaration set forth in Schedule 6.1 (the “Closing Declaration”; the date at which such condition precedent has been fulfilled, the “Closing Date—; and the execution of the Closing Declaration by the Parties, the “Closing”).

6.2	Conditions to Closing for the Sellers

The obligation of the Sellers to close the transaction under this Purchase Agreement and to execute the Closing Declaration shall be subject to the satisfaction and fulfilment, or waiver by the Representative, of the following conditions:
a.	The Initial Purchase Price has been transferred to the Sellers Bank Account per Section 4.5.

b.	The Holdback Amount and the Second Holdback Amount have been transferred to the Escrow Account.

c.	A certificate of the Secretary of Keynote’s substantively in the form as set forth in Schedule 6.2c (without Exhibits A-C) evidencing that this Agreement has been duly and validly approved by Keynote’s Board of Directors in accordance with applicable Legal Requirements, Keynote’s certificate of incorporation and bylaws.

d.	Documentation evidencing Keynote’s grant of options to purchase shares of its common stock, at the then fair market value, to the persons and in the amounts set forth in Schedule 6.2d.

e.	Delivery of a copy of an excerpt from the Commercial Register of the Purchaser or, if such excerpt should not yet be available, a copy of the notification regarding the registration of the Purchaser with the Commercial Register (Eintragungsnachricht).
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The symbol “XXXXXXXXXX” is used to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

6.3	Conditions to Closing for the Purchaser

The obligation of the Purchaser to close the transaction under this Purchase Agreement and to execute the Closing Declaration shall be subject to the satisfaction and fulfillment, or waiver by Purchaser, of the following conditions:
a.	The Sellers shall have issued a certificate in the form attached hereto as Schedule 6.3a to the Purchaser that they have performed and complied with all of their covenants and obligations under this Purchase Agreement which are to be performed or complied with by them prior to or on the Closing Date in all material respects.

b.	There shall not exist any injunctions or decrees in any jurisdiction that may restrain or prohibit the consummation of the transactions contemplated hereby.

c.	The Purchaser shall have been furnished a certificate by the Sellers stating that there has been no Material Adverse Change to the SIGOS Business occurred, except as set forth in Schedule 9.6 under no 9.6a).

d.	The Sellers shall have provided duly executed copies of all consents, approvals, assignments, notices, waivers, authorizations or other certificates from, or provided to, the third parties set forth in Schedule 6.3d as may be necessary and appropriate to (i) keep in full force and effect and avoid the breach, violation of, termination of, or adverse change to any and all Material Contracts after the Transfer, (ii) provide for the preservation of SIGOS’ IP Rights and other assets and properties after the Transfer, (iii) to enable Purchaser to carry on the business of SIGOS immediately after the Effective Date and (iv) consummate the Transfer, the Purchaser Ancillary Agreements and the SIGOS Ancillary Agreements, in each case, in form and substance satisfactory to the Purchaser.

e.	Purchaser has received from the persons listed in Schedule 6.3e:
aa.	executed employment agreements between such persons and SIGOS in the form attached hereto as Schedule 6.3eaa (the “Employment Agreements”), and
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The symbol “XXXXXXXXXX” is used to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

bb.	executed non-competition agreements between such persons and SIGOS in the form attached hereto as Schedule 6.3ebb (the “Non Competition Agreements”).
f.	Delivery by the Sellers of resignations of the managing directors (Geschäftsführer), Helmut Friedel and Erich Weikert, specified in Schedule 6.3f of SIGOS prior to the Closing Date.

g.	Evidence reasonably satisfactory to Purchaser of the repayment or satisfaction in full of the obligations to the creditors and release of liens listed on Schedule 6.3g.
6.4	Cut-Off Date

If the conditions to Closing pursuant to Section 6.2 have not been fulfilled on or prior to April 15, 2006, the Sellers may cancel (aufheben) this Purchase Agreement with immediate effect by giving notice in writing to the other party. If the conditions to Closing pursuant to Section 6.3 have not been fulfilled on or prior to April 15, 2006, the Purchaser may cancel (aufheben) this Purchase Agreement with immediate effect by giving notice in writing to the other party. In case of a cancellation of this Purchase Agreement pursuant to this Section 6.4, each Party will bear its respective costs incurred in connection with this Purchase Agreement, waiving any claims thereunder or under any other agreement with respect to the transactions contemplated by this Purchase Agreement against the other Party.

7.	Pre-Closing Actions

The Sellers shall between the date hereof and the Closing Date procure that SIGOS and its Business is operated in the ordinary course, consistent with past practice and not incur any material liabilities.
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8.	Closing Financial Statements

8.1	Preparation of the Closing Financial Statements

The Parties shall cause (i) SIGOS to prepare the financial statements (Jahresabschluss) in the English language consisting of the balance sheet (Bilanz) as of the Closing Date in accordance with the German Commercial Code (HGB) and the German generally accepted accounting principles (Grundsätze ordnungsgemäßer Buchführung und Bilanzierung, GoB - “German GAAP”) consistently applied, (ii) Baumgartner und Kollegen, the auditors of SIGOS, to audit such financial statements (“Baumgartner und Kollegen Audit Report”), and (iii) to deliver such audited statements (the “Draft Closing Financial Statements”) to the Sellers and the Purchaser without any undue delay but in no case no later than forty-five (45) days after the Closing Date.

8.2	Review and Acceptance or Rejection

Following receipt of the Draft Closing Financial Statements, the Sellers and the Purchaser will be afforded a period of forty-five (45) days to review such draft. During this period, the Sellers and the Purchaser will have the right, if they so elect, to have their independent certified accountants and/or internal auditors inspect any work papers generated by SIGOS and/or Baumgartner und Kollegen, their accountants, in preparation of the Draft Closing Financial Statements. At or before the end of such period, the Sellers and the Purchaser may either (i) ac cept the Draft Closing Financial Statements or (ii) deliver to the other Party written notice of those items in the Draft Closing Financial Statements which the so notifying Party disputes, in which case only these items identified by the Parties shall be deemed to be in dispute. Any such notice shall specify in reasonable detail the basis of the Party’s reason for such dispute.

8.3	Dispute Resolution Procedure

If items in the Draft Closing Financial Statements have been disputed pursuant to Section 8.2 and the Parties have been unable to resolve any such dispute and/or if the Parties have been unable to agree on the Adjustment Amount, if
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any, within a period ending sixty (60) days after the receipt of the Draft Closing Financial Statements, the Parties will refer the unresolved dispute for final and binding resolution to a German partner of Ebner, Stolz & Partner, Stuttgart, (the “Neutral Accountant”). The Parties shall instruct the Neutral Accountant to deliver its written opinion (including reasons for the Neutral Accountant’s decision on each disputed item) to them not later than 1 (one) month after the remaining differences have been referred to it. The decision of the Neutral Accountant shall be in writing and shall, absent manifest error, be final, binding and conclusive on the Parties (within the limits set forth in Section 319 para. (1) German Civil Code (Bürgerliches Gesetzbuch, BGB)) and shall not be subject of any appeal. Before issuing a decision on the matter, the Neutral Accountant shall grant the Parties opportunity to deliver a statement of opinion. The fees and expenses of the Neutral Accountant, if any, shall be borne by the Sellers and the Purchaser in equal shares, notwithstanding the Neutral Accountant’s decision. For the purposes of this Purchase Agreement, the financial statements (Jahresabschluss) of SIGOS for the period between January 1, 2006 and the Closing Date shall be deemed to be (i) agreed by the Parties or (ii) determined by the Neutral Accountant (the “Closing Financial Statements”).

8.4	Co-operation and Access

The Sellers and the Purchaser and their representatives and advisors shall be granted such reasonably requested access to any books, records or other infor mation in the possession of SIGOS or the other Party that may be used or useful in evaluating the (Draft) Closing Financial Statements.

9.	Representations and Warranties of the Sellers

The Sellers hereby represent and warrant jointly and severally (je einzeln und gesamtschuldnerisch) by way of an independent guarantee (selbständiges Garantieversprechen) as of the date hereof and as of the Closing Date the following:
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9.1	Execution of and Performance under the Purchase Agreement by Sellers

Each Seller has all necessary legal power and authority to execute this Purchase Agreement and to perform fully its respective obligations thereunder. The execution and performance of this Purchase Agreement and any other agreement provided for in this Purchase Agreement by the Sellers will not violate (i) any contracts to which any of them is a party or (ii) any law, judgement or ruling to which any of them may be subject.

9.2	Legal Matters regarding SIGOS
a.	The statements made in item 2 of the preamble and Section 2 are true. SIGOS is a duly organized company with limited liability, validly existing under the laws of Germany in accordance with its articles of association as currently registered with the respective competent German commercial register. The excerpt of the competent German commercial register which is attached as Schedule 9.2a is true and complete and there is neither any registration in the commercial register pending nor any fact existing which is to be filed for registration with the commercial register.

b.	SIGOS is neither under a commercial law perspective nor under an insolvency law perspective overindebted (überschuldet) or insolvent (zahlungsunfähig) and to the Sellers’ Knowledge no such situation is threatening. No petition to initiate insolvency proceedings over the assets of SIGOS has been filed and to the Sellers’ Knowledge no such petition is threatening. Neither the Sellers nor any other competent body have resolved to dissolve SIGOS.

c.	There are no supplementary or side agreements with respect to the articles of association of SIGOS, no inter-company agreements (Unternehmensverträge) within the meaning of §§ 291 et seq. of the German Stock Corporation Act (Aktiengesetz, AktG), voting trusts, proxies, sub-participation agreements (Unterbeteiligungsverträge), silent participation agreements (stille Beteiligungsverträge) or other similar agreements with respect to SIGOS.
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d.	Except for the silent participations (stille Beteiligungen) of BayBG Bayerische Beteiligungsgesellschaft mbH (“BayBG”), BayernKapital Risikokapitalbeteiligungs GmbH (“BayernKapital”) and tgb Technologie-Beteiligungsgesellschaft mbH (“TBG”), there were no silent participations with respect to SIGOS. The silent participations with BayBG, BayernKapital and TBG were terminated in June/July 2003 and all claims in connection with the silent participations are settled and satisfied.
9.3	The Sale Shares

The Sale Shares are legally existing. Sellers are the sole legal and economical owner of the Sale Shares free of any third party rights and are free to sell and assign the Sale Shares (free of any third party rights) without the consent of any person which is not a Party to this Purchase Agreement. All initial capital contributions (Stammeinlagen) with respect to the Sale Shares have been paid in and have neither directly nor indirectly been repaid; in particular no equity replacing debt (eigenkapitalersetzendes Darlehen) nor any other equity replacing performance of any shareholder (eigenkapitalersetzende Gesellschafterleistung) has been repaid.

9.4	Equity interests of SIGOS

SIGOS does not hold any equity interest in any other company, undertaking or legal entity and is not member of any association (Verein oder Verband), except as set forth in Schedule 9.4.

9.5	Financial Statements; no undisclosed liabilities

The Sellers have handed over to the Purchaser a complete and true copy of the audited financial statements of SIGOS for the period ending on 31 December 2005 (the “Financial Statements 2005”).

The Financial Statements 2005 have been prepared in accordance with and comply in all respects with the statutory provisions of the German Commercial Code (HGB) and German GAAP consistently applied, and, according to the German Commercial Code and German GAAP, present a true and fair view of the assets
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and liabilities, financial position and earnings position (Vermögens-, Finanz- und Ertragslage) of SIGOS as of 31 December 2005.
Without limiting the generality of the preceding subparagraph,
a.	the Financial Statements 2005 are based on a duly prepared inventory;

b.	all known liabilities of SIGOS as of 31 December 2005 are completely shown in the Financial Statements 2005 and SIGOS does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except as (i) disclosed in the Financial Statements 2005 or (ii) incurred in the ordinary course of business since the date of the Financial Statements 2005;

c.	all assets shown in the Financial Statements 2005 existed on 31 December 2005 with the respective value shown;

d.	SIGOS is free to dispose of the assets shown in the Financial Statements 2005 without any restriction;

e.	all legally required depreciations, value adjustments and provisions have been made;

f.	no contingent liabilities existed which have not been shown in the Financial Statements 2005 though it was legally required to disclose such contingent liabilities in the Financial Statements 2005 and to the Sellers’ Knowledge, no other contingent liabilities existed as of 31 December 2005; and

g.	the accounting principles applied at SIGOS have not been altered between 2000 and today;

h.	all reserves established by SIGOS that are set forth on or reflected in the Financial Statements 2005 are adequate; and

i.	the equity of SIGOS in the meaning of section 272 of the German Commercial Code (HGB) as of 31 December 2005 amounted to XXXXXXXXXX.
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9.6	Absence of Certain Changes

Except as disclosed in Schedule 9.6, since January 1, 2006, SIGOS has operated its business in the ordinary course consistent with its past practice, and since such date there has not been with respect to SIGOS any:
a.	Material Adverse Change in SIGOS;

b.	amendment or change of SIGOS’ articles of association;

c.	incurrence, creation or assumption by SIGOS of (i) any material liability or any indebtedness for borrowed money, or (ii) any contingent liability as a guarantor or surety with respect to the obligations of others;

d.	payment or discharge by SIGOS of any encumbrance on any asset or property of SIGOS, or the payment or discharge of any liability of SIGOS, in each case that was not either shown on the Financial Statements 2005 or incurred in the ordinary course of SIGOS’ business after January 1, 2006 in an amount not in excess of XXXXXXXXXX for any single liability to a particular creditor;

e.	purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets, properties or goodwill of SIGOS other than a license of any product or products of, or in connection with services of, SIGOS made in the ordinary course of SIGOS’s business consistent with its past practice;

f.	damage, destruction or loss of any material property or asset, whether or not covered by insurance;

g.	declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of SIGOS;

g.	change or increase in the compensation payable or to become payable to any of the managing directors (Geschäftsführer) or employees of SIGOS, or in any bonus or pension, insurance or other benefit payment or arrangement made to or with any of such managing directors, employees or
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agents except in connection with normal employee salary or performance reviews or otherwise in the ordinary course of SIGOS’ business consistent with its past practice;

h.	obligation or liability incurred by SIGOS to any of its managing directors or shareholders, except for normal and customary compensation and expense allowances payable to managing directors in the ordinary course of SIGOS’s business consistent with its past practice;

i.	any cancellation or non-renewal of any material customer contract or any material change in the manner in which SIGOS extends discounts, credits or warranties to customers or otherwise deals with its customers;

j.	SIGOS has not made any profit distributions for the financial year 2005, any distribution of profits with regard to the financial year 2006, any hidden distribution of profits (verdeckte Gewinnausschüttungen); or

k.	material increases or changes in salaries and/or in SIGOS Benefit Arrangement and any leased employee arrangement, consultancy or freelancer arrangement, membership in a professional employers association, and group severance (such as social plan), separation, retention, change-of-control, and salary continuation plans, programs or arrangements, and/or pension plans.
9.7	Environmental Matters

SIGOS is in material compliance with all applicable Environmental Laws. SIGOS has not received any notice, or other communication (in writing or otherwise) that alleges that SIGOS or any current or prior owner of any property leased by SIGOS is not in compliance with any Environmental Law, and there are no circumstances that may prevent or interfere with the compliance by SIGOS with any current Environmental Law in the future. To the Sellers’ Knowledge, no current or prior owner of any property leased or possessed by SIGOS has received any notice or other communication (in writing or otherwise).
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9.8	Material Contracts and Commitment/Licenses and Permits
a.	Schedule 9.8 sets forth a list of each of the following written or oral contracts to which SIGOS is a party or to which SIGOS or any of its assets or properties is bound and true and complete copies of which have been made available to the Purchaser (the “Material Contracts”):
aa.	any contract providing for payments (whether fixed, contingent or otherwise) (i) by SIGOS in an aggregate amount of XXXXXXXXXX or more or (ii) to SIGOS in an aggregate amount of XXXXXXXXXX or more;

bb.	any dealer, distributor, OEM, reseller, sales representative or similar agreement under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for, any product, service or technology of SIGOS;

cc.	any contract providing for the development of any software, hardware, content, technology or intellectual property for (or for the benefit or use of) SIGOS, or providing for the purchase or license of any software, hardware, content, technology or intellectual property to (or for the benefit or use of) SIGOS, which software, hardware, content, technology or intellectual property is in any manner used or incorporated (or is contemplated by SIGOS to be used or incorpo rated) in connection with any aspect or element of any product, service or technology of SIGOS;

dd.	any joint venture or partnership contract or other similar agreement;

ee.	any contract or commitment in which SIGOS has granted or received preferential customer pricing provisions, rights of first refusal, rights of first negotiation, or exclusive license, marketing or distribution rights relating to any product, service, market or geographic territory;

ff.	any contract or commitment for or relating to the employment of any managing director (Geschäftsführer), employee or consultant of SI-
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GOS or any other type of contract or understanding with any managing director, employee or consultant of SIGOS that is not immediately terminable by SIGOS without cost or other liability;

gg.	any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other agreement or commitment for the borrowing of money;

hh.	any lease or other agreement under which SIGOS is lessee of or holds or operates any items of tangible personal property or real property owned by any third party;

ii.	any agreement that restricts SIGOS from: engaging in any aspect of its business; participating or competing in any line of business or market; freely setting prices for SIGOS’s products, services or technologies (including but not limited to most favored customer pricing provisions); engaging in any business in any market or geographic area; or soliciting potential employees, consultants, contractors or other suppliers or customers;

jj.	any SIGOS IP Rights Agreement;

kk.	any co-location, co-branding or website hosting agreements; and

ll.	any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of SIGOS or other securities of SIGOS or any options, warrants or other rights to purchase or otherwise acquire any such shares of SIGOS, other securities or options, warrants or other rights therefor.
b.	All Material Contracts are in full force and effect and unamended. SIGOS has not breached any Material Contract and is not in default with any material obligation under any Material Contract. Neither SIGOS nor any Seller has received any notice from or given any notice to any other party indicating (i) that SIGOS is in material default under or in material breach of any Material Contract in any respect or (ii) the intention to cease trading or to terminate any Material Contract. No event has occurred, and no circum-
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stance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to,
aa.	result in a violation or breach of any of the material provisions of any Material Contract, or

bb.	give any third party (i) the right to declare a default or exercise any material remedy under any Material Contract, (ii) the right to a rebate, chargeback, penalty or change in delivery schedule or term under any Material Contract, (iii) the right to accelerate the maturity or performance of any obligation of SIGOS under any Material Contract, or (iv) the right to cancel, terminate or modify any Material Contract or require the payment of a refund or repayment.
9.9	Other Contracts

SIGOS has not materially breached any contract other than a Material Contract (the “Other Contract”) and is not in default (in Verzug) with any material obligation under any Other Contract.

9.10	Critical Contracts
a.	SIGOS is not a party to any of the following contracts (the “Critical Contracts”):
aa.	contracts which exclude or restrict the right of SIGOS to engage in specific business activities or specific geographical areas except as listed in Schedule 9.10aaa;

bb.	contracts which oblige SIGOS to acquire equity interests in or participate in the formation of other companies, undertakings, associations (Vereine und Verbände) or other legal entities; or

cc.	contracts with any Sellers except as listed in Schedule 9.10acc.
b.	SIGOS is not a party to any of the following contracts:
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aa.	contracts with sales representatives (Handelsvertreter), distributors (Eigen- bzw. Vertragshändler), commission agents (Kommissionäre), and the like other than the contracts listed and described in Schedule 9.10.baa.

bb.	contracts which, by virtue of the assignment of the Sale Shares to the Purchaser, may be terminated or re-negotiated by the other party or which provide, in the case of the assignment of the Sale Shares for any disadvantages for SIGOS other than the contracts listed and described in Schedule 9.10.bbb.
9.11 Intellectual Property Rights
a.	SIGOS (i) owns and has independently developed, or (ii) has the valid right or license to use and/or dispose of any and all Intellectual Property (as defined in Schedule 1) to the extent necessary or required for the conduct of the SIGOS Business (such Intellectual Property being hereinafter collectively referred to as the “SIGOS IP Rights”). Such SIGOS IP Rights are sufficient for the conduct of the SIGOS Business. As used herein, the term “SIGOS Business” means the business of SIGOS as presently conducted and proposed to be conducted.

b.	Schedule 9.11b identifies each patent or registration that has been issued to SIGOS with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that SIGOS has made with respect to any of its Intellectual Property, and identifies each material license, agreement, or other permission (other than licenses granted to customers in the ordinary course of business) that SIGOS has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). SIGOS has made available to Purchaser correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Schedule 9.11b also identifies each material trade name or unregistered trademark, service mark, corporate name, Internet domain name, copyright, and material computer software item used by SIGOS in connection with the SIGOS Business. With respect to each item, including the SIGOS IP Rights, and
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the agreements listed on Schedule 9.11b (the “SIGOS IP Rights Agreements”):
aa.	SIGOS possess all right, title, and interest in and to the SIGOS IP Rights, including all Intellectual Property rights therein, free and clear of any Encumbrance, license, or other restriction;

bb.	the SIGOS IP Rights are not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

cc.	no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to Sellers’ Knowledge, is threatened that challenges the legality, validity, enforceability, use, or ownership of the SIGOS IP Rights; and

dd.	SIGOS has never agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the SIGOS IP Rights except as listed in Schedule 9.11bdd.
No Intellectual Property, other than the SIGOS IP Rights, are necessary for the conduct of the SIGOS Business as currently conducted and proposed to be conducted, including the design, development, manufacture, use, import and sale of products and technology and the performance of services.

c.	Schedule 9.11c identifies each item of Intellectual Property that any third party owns and that SIGOS uses pursuant to license, sublicense, agreement, or permission. SIGOS has made available to Purchaser correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual Property required to be identified in Schedule 9.11c:
aa.	the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

bb.	no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred that with no-
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tice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

cc.	no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof;

dd.	SIGOS has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission except as listed in Schedule 9.11cdd;

ee.	no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by SIGOS, including without limitation, a failure by SIGOS to pay any required maintenance fees); and

ff.	the consummation of the transactions contemplated by this Agreement will not trigger or constitute a default under any such license, sublicense, agreement or permission, nor result in the modification, cancellation, termination, suspension of, or acceleration of any payments under such agreements.
d.	Schedule 9.11d(1) sets forth a complete list (by name and version number) of each of the products, including without limitation software products, and services currently made, manufactured, marketed, licensed, sold or distributed by SIGOS and each product, enhancement, derivative, technology and service currently under development by SIGOS (each a “SIGOS Product or Service”). Use, development, manufacture, marketing, license, sale, distribution, or disposition of any SIGOS Product or Service as part of the SIGOS Business (i) does not violate any SIGOS IP Rights Agreement or other license, contract, agreement, arrangement, commitment or undertaking between SIGOS and any third party, (ii) does not infringe or misappropriate, and will not infringe or misappropriate, any Intellectual Property right of any third party, or (iii) does not and will not constitute unfair competition or unfair trade practices under the laws of any jurisdiction. SIGOS has not received any notice (except from Acterna pursu-
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ant to that letter dated October 21, 2002) asserting that the exercise of any SIGOS IP Right or the current or proposed use, development, manufacture, marketing, license, sale, distribution, or disposition of any SIGOS Product or Service infringes or misappropriates, or will infringe or misappropriate, any Intellectual Property right of any third party or conflicts or will conflict with the rights of any third party, nor, to the Sellers’ Knowledge, is there any basis for any such assertion. Except as listed in Schedule 9.11d(2), SIGOS has not received any written notice from any third party requesting that SIGOS enter into a license under any third-party Intellectual Property rights. SIGOS has secured valid written assignments from all of SIGOS’s current and former officers, managing directors, employees, consultants, freelancers and independent contractors who were involved in, or who contributed to, the creation or development of any SIGOS-Owned IP Rights, of the rights to such contributions that may be owned by such persons or that SIGOS does not already own by operation of law. No current or former officer, managing director, employee, consultant, freelancer or independent contractor of SIGOS has any right, license, claim or interest whatsoever in or with respect to any SIGOS IP Rights, in particular claims under the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz) or any comparable act under other jurisdictions which remains unsettled. No current or former officer, managing director, employee, consultant, freelancer or independent contractor of SIGOS can claim the transfer of any rights whatsoever (such as the ownership in Intellectual Property or applications for Intellectual Property) with respect to inventions made by the respective person under the German Act on Employee Inventions or under any other applicable law or agreement.

e.	No current or former officer, managing director, employee, consultant, freelancer or independent contractor of SIGOS: (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, noncompetition agreement or any other contract or agreement with any other party by virtue of such employee’s, consultant’s, freelancer’s or independent contractor’s being employed by, or performing services for, SIGOS or using trade secrets or proprietary information of others without permis-
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sion; or (ii) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for SIGOS that is subject to any agreement under which such employee, consultant, freelancer or independent contractor has assigned or otherwise granted to any third party any rights (including without limitation Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the employment of any officer or managing director of SIGOS and, the employment of any other employee of SIGOS nor the use by SIGOS of the services of any consultant, freelancer or independent contractor subjects SIGOS to any liability to any third party for improperly soliciting such employee or consultant, freelancer or independent contractor to work for SIGOS, whether such liability is based on contractual or other legal obligations to such third party.

f.	SIGOS has not interfered with, infringed upon, misappropriated, or violated any Intellectual Property of third parties, which interference, infringement, misappropriation or violation would result in a material liability, and none of the Sellers or the directors and officers of SIGOS has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that SIGOS must license or refrain from using any Intellectual Property of any third party). To Sellers’s Knowledge, no third party has interfered with, infringed upon, misappropriated, or violated any Intellectual Property of SIGOS.

g.	SIGOS has taken all necessary and appropriate steps to protect and preserve the confidentiality of all confidential or proprietary information included in SIGOS IP Rights (“Confidential Information”). All use, disclosure or appropriation of material Confidential Information owned by SIGOS by or to a third party has been pursuant to the terms of a written agreement between SIGOS and such third party.

h.	SIGOS Products sold, licensed, leased or delivered by SIGOS to customers and all services provided by or through SIGOS to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments, express and implied warranties, product or service specifica-
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tions, documentation, packaging, advertising and marketing materials and to any representations provided to customers. SIGOS has documented all material bugs, errors and defects that it is aware of in all SIGOS Products, and such documentation is retained and is available internally at SIGOS.

i.	Except as disclosed in Schedule 9.11i, no government funding, facilities of a university, college, other educational institution or research center, or funding from third parties (other than funds received in consideration for capital stock of SIGOS) was used in the development of the SIGOS Products or Services. No current or former employee, consultant or independent contractor of SIGOS, who was involved in, or who contributed to, the creation or development of any SIGOS IP Rights, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for SIGOS.

j.	Except as disclosed in Schedule 9.11j(1), SIGOS has not collected any personally identifiable information from any third parties. SIGOS has provided adequate notice of its privacy practices in its privacy policy or policies, which policy or policies (and the periods such policy or policies have been in effect) are set forth in Schedule 9.11j(2). SIGOS’s privacy policy is and has been available on the SIGOS Website (as defined below) at all times during the periods indicated on Schedule 9.11j(3). SIGOS’s privacy practices conform, and at all times have conformed, in all material respects to its privacy policy. SIGOS has complied with all Applicable Laws relating to (i) the privacy of users of the SIGOS Products and Services and all internet websites owned, maintained or operated by SIGOS (the “SIGOS Websites"), and (ii) the collection, storage and transfer of any personally identifiable information collected by SIGOS or by third parties having authorized access to SIGOS’ records. SIGOS’s privacy policy conforms, and at all times has conformed, to all of SIGOS’ contractual commitments to its customers and the viewers of the SIGOS Websites. Each SIGOS Website and all materials distributed or marketed by SIGOS have at all times made all disclosures to users or customers required by applicable law, and none of such disclosures made or contained in any SIGOS Website or in any such
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materials have been inaccurate, misleading or deceptive or in violation of any applicable law. No claims have been asserted or, to the Sellers’ Knowledge, are threatened against SIGOS by any person or entity alleging a violation of such person’s or entity’s privacy, personal or confidentiality rights under the privacy policies of SIGOS. With respect to all personal and user information described in this Section 9.11j, SIGOS has at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Sellers’ Knowledge, there has been no unauthorized access to or other misuse of that information.

k.	Except as listed in Schedule 9.11k(1), neither SIGOS nor any other person acting on their behalf has disclosed, delivered or licensed to any person, or agreed to disclose, deliver or license to any person, any SIGOS Source Code (except for the delivery and disclosure of SIGOS Source Code to a person for such person’s internal use only). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by SIGOS or any person acting on their behalf to any person of any SIGOS Source Code (except for the delivery and disclosure of SIGOS Source Code to a person for such person’s internal use only). Schedule 9.11k(2) identifies each contract pursuant to which SIGOS has deposited, or is or may be required to deposit, with an escrowholder or any other person, any of SIGOS Source Code, and describes whether the execution of this Agreement or any of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any SIGOS Source Code. As used in this Section 9.11k, “SIGOS Source Code” means, collectively, any human readable software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, that constitutes any SIGOS-Owned IP Rights or any other product marketed or currently proposed to be marketed by SIGOS.
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l.	Schedule 9.11l sets forth all software or other material that is distributed as “free software,” “open source software,” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (the “Open Source Materials”) used by SIGOS in any way in the SIGOS Business, and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by SIGOS.

m.	SIGOS has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the SIGOS IP Rights or SIGOS Products or Services; (ii) distributed Open Source Materials in conjunction with any SIGOS IP Rights or SIGOS Products or Services except as listed in Schedule 9.11m; or (iii) used Open Source Materials that create, or purport to create, obligations for SIGOS with respect to any SIGOS IP Rights or grant, or purport to grant, to any third party, any rights or immunities under any SIGOS IP Rights (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (1) disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, or (3) be redistributable at no charge).
9.12 Assets of SIGOS
a.	SIGOS is the sole and unrestricted owner (free of any third party rights) of
aa.	all fixed assets (Anlagevermögen) which are reflected in the Financial Statements 2005 (except for those sold in the ordinary course of business since 01 January 2006), and all fixed assets (Anlagevermögen) which have been acquired since 1 January 2006 (except as disclosed in Schedule 9.12a.aa); and
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bb.	all current assets (Umlaufvermögen) except for customary retention of title agreements (Eigentumsvorbehalte) securing the claims of suppliers of SIGOS and except as disclosed in Schedule 9.12a.bb; and

cc.	all other assets used in the SIGOS Business but not reflected in financial statements (other than those used on the basis of customary lease or rental agreements).
b.	Except as set forth in Schedule 9.12b, the assets owned and/or used by SIGOS are in orderly and usable operating condition (except for ordinary wear and tear) and have been properly and regularly repaired and serviced, and SIGOS may freely dispose of such assets.
9.13 Employees and Pensions
a.	SIGOS is in compliance in all material respects with all applicable laws, agreements and Contracts relating to employment, employment practices, lease of employment regulations, immigration, wages, social security, hours, and terms and conditions of employment.

b.	A complete list of the names of all employees, officers, freelancers and consultants of SIGOS and their current title and/or job description and base compensation is set forth in Schedule 9.13b (1). Unless specifically mentioned in Schedule 9.13b (2), all of the employees, officers, freelancers and consultants of SIGOS may subject to a termination at will (i.e. there are no statutory or contractually agreed limitations to a termination other than applicable notice period which does not exceed 12 months). Unless specifically mentioned in Schedule 9.13b (3), none of the employees, officers, freelancers and consultants of SIGOS is entitled to a severance scheme, partial old-age retirement, maternity leave, parental leave. Unless specifically mentioned in Schedule 9.13b (4), none of the employees, officers, freelancers and consultants of SIGOS is entitled to company pension benefits, pension commitments, bonuses, deferred compensation, profit sharing and stock options. SIGOS has completely and properly fulfilled all contractual and statutory payments relating to pension benefits and the
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aforementioned other benefits and has properly made the necessary provisions in full in the Financial Statements 2005.

c.	A list of all arrangements with works councils, written, implied or oral, is set forth in Schedule 9.13c. There is no social plan or other collective severance arrangement.

d.	SIGOS (i) is not subject to any collective bargaining agreement with respect to any of its employees, and (ii) is not subject to any other contract, written or oral, with any trade or labor union, employees’ association or similar organization, or (iii) has any current labor disputes.

e.	Sellers have no knowledge that any of SIGOS’ key employees intends to leave their employ.

f.	All of the employees of SIGOS are legally permitted to be employed by SIGOS in Germany in their current job capacities.

g.	Except as disclosed in Schedule 9.13g, there were neither strikes by, nor lockouts of, the employees at SIGOS in the past nor are there any at present, neither are there legal disputes with trade unions, the works council or any other employees representatives. This likewise applies to conciliation committee proceedings and other legal disputes with the employees or former employees of SIGOS.

h.	Apart from the staff list and who are listed under old age part time or early retirement schemes (“Altersteilzeit, Vorruhestand, Ruhezeit") in the list in Schedule 9.13h, there are currently no other old age part time or early retirement schemes.

i.	SIGOS has fulfilled all material regulations and provisions relating to industrial safety.

j.	SIGOS has not used personnel leasing in a way violating current law. There are no employment relationships with external providers of services, freelancers, consultants or similar relationships relating to whom there is an
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apparent risk of there existing an employment relationship relevant to social insurance.

k.	There are no obligations or promises relating to an increase in remuneration or other amendments to the contractual conditions deviating from the employment contracts which are listed in Schedule 9.13b(1) through (4).

l.	There are no claims on the part of the Federal Labor Office (Bundesagentur für Arbeit) relating to payment of substitute wage payments pursuant to Sec. 147a Social Code III (SGB III).

m.	There are no claims to remuneration or other disputes with regard to employee inventions.

n.	There are no claims arising from social plans or in-court or out-of-court settlements with the exception of the compensation claims stated in Schedule 9.13n.

o.	There are no claims on the part of the Federal Insurance Institution for Salaried Employees (Bundesversicherungsanstalt für Angestellte) or health insurance funds (Krankenkassen) to subsequent payments (Nachzahlungen) under social insurance law.

p.	SIGOS Benefit Arrangements
aa.	Each employment, severance or other similar contract, arrangement or policy, each employee benefit plan and each plan or arrangement (written, implied or oral) providing for claims against SIGOS including, but not limited to insurance coverage (including any self-insured arrangements), workers’ compensation benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, pensions, stock options, stock purchase or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors that is entered into, maintained or contributed to by SIGOS and covers any current,
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or former, employee, consultant, freelancer or director of SIGOS (hereinafter collectively referred to as “SIGOS Benefit Arrangements”) has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such SIGOS Benefit Arrangement. To the Sellers’ Knowledge, there are no pending investigations by any Governmental Authority involving a SIGOS Benefit Arrangement, and no pending claims (except for claims for benefits payable in the normal course of operation), suits or proceedings against any SIGOS Benefit Arrangement or asserting any rights or claims to benefits under any SIGOS Benefit Arrangement.

bb.	No suit, administrative proceeding, action or other litigation has been brought, or to the Sellers’ Knowledge, is threatened against or with respect to any SIGOS Benefit Arrangement.

cc.	All contributions due from SIGOS with respect to any of SIGOS Benefit Arrangements have been made or have been accrued on SIGOS’s financial statements (including without limitation the Closing Financial Statements), and no further contributions will be due and owing or will have accrued thereunder as of the Closing Date.

dd.	All individuals who, pursuant to the terms of any SIGOS Benefit Arrangement, are entitled to participate in any such SIGOS Benefit Arrangement, are currently participating in such SIGOS Benefit Arrangement or have been timely offered an opportunity to do so in writing and have failed to accept such offer.

ee.	No SIGOS Benefit Arrangement (other than life insurance arrangements and bonus-systems) provides post-termination or retiree welfare benefits to any person for any reason.

ff.	There has been no amendment to, written interpretation or announcement (whether or not written) by SIGOS relating to, or change in employee participation or coverage under, any SIGOS Benefit Arrangement that would increase materially the expense of maintaining
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such SIGOS Benefit Arrangement above the level of the expense incurred in respect thereof during 2005.
9.14	No Brokers

Neither SIGOS nor any affiliate of SIGOS is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Acquisition or any other transaction contemplated by this Agreement, and Purchaser will not incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of, this Agreement, the Acquisition or any act or omission of SIGOS, any of its employees, officers, directors, shareholders, agents or affiliates.

9.15	Authorizations

SIGOS holds all authorizations (Genehmigungen) of public authorities which are necessary for the SIGOS Business as carried on as of the date hereof and as of the Closing Date (the “Authorizations"). All Authorizations are valid and in full force subsisting and the assignment of the Sale Shares contemplated in this Purchase Agreement will have no effect on the existence, duration and validity of the Authorizations nor will it result in the cancellation or amendment of the Authorizations. There are no facts or circumstances that could give rise to the amendment, cancellation, non-prolongation or non-renewal of the Authorizations. All products and services offered by SIGOS have been approved by any competent public or private authority if such approval is legally required for the production, sale or lease of such products or the rendering of such services, and the validity and effectiveness of such approvals is not adversely affected by the assignment of the Sale Shares contemplated in this Purchase Agreement.

9.16	Compliance

Except as set forth in Schedule 9.16, (i) SIGOS has always complied with all applicable domestic and foreign laws, regulations and other legal requirements to the extent that any violation causes any material adverse change on the SIGOS Business it being understood that any penalty or fine shall have such a ma-
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terial adverse change, and (ii) there have been in the past 2 (two) years no investigations, orders or formal decisions of any public authority which have determined that the SIGOS Business has not been carried on in accordance with all applicable domestic and foreign laws, regulations and other legal requirements, and (iii) no inquiries, investigations or proceedings by a governmental authority are pending or have been threatened against SIGOS which may have a material adverse effect upon the SIGOS Business. There are no outstanding agreements, orders, decrees, judgements of, or consensual arrangements with, or notices, requests or demands from any governmental and/or administrative, regulatory (including self-regulatory) or other authority or body relating to SIGOS.
a.	To the Sellers’ Knowledge, within the last 5 (five) years prior to the date hereof, neither SIGOS nor any managing director (Geschäftsführer), any other employee of SIGOS or any other person associated with or acting on behalf of SIGOS, has offered, proposed, promised or made any bribe, rebate, payoff, influence payment, kickback, or any other direct or indirect unlawful payment or other performance to officers or employees of any governmental or public authority, customers, representatives of customers, suppliers, representatives of suppliers, or other persons, or engaged in any illegal reciprocal practices with customers or suppliers.

b.	Except as set forth in Schedule 9.16b SIGOS has not (i) received any governmental subsidies or similar contributions or commitments therefor or (ii) entered into any agreements relating to subsidies with public authorities.
9.17	Litigation

SIGOS is not a party to any litigation, including labor and arbitration proceedings, regulatory proceedings or governmental investigation. Except as set forth in Schedule 9.17, to the Sellers’ Knowledge, there is no such litigation or investigation threatened or any claim (including, without being limited to, product liability claims) asserted and, to the Sellers’ Knowledge, there is no basis for any claims not yet asserted or governmental investigations which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, prospects, assets, condition or results of operations of SIGOS.
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9.18	Real Property Lease Contracts

Schedule 9.18 contains a true and complete list and brief description of all real property lease contracts to which SIGOS is a party (either as lessee or as lessor) (the “Real Property Lease Contracts") specifying the lease object (type and location of the premises), the parties to the contract (including information whether SIGOS is the lessee or the lessor), the annual total rent (including ancillary costs), and the notice periods with respect to the termination of the contracts by SIGOS on the one hand and by the parties to the contracts on the other hand. SIGOS has performed all material obligations under the Real Property Lease Contracts and is not in default with any rent or other payment under the Real Property Lease Contracts. The terms and conditions of all Real Property Lease Contracts are at arms length.

9.19	Certain Transactions and Agreements

None of the managing directors (Geschäftsführer) of SIGOS or its shareholders, nor any member of their immediate families, has any direct or indirect ownership interest (except public stock shares, provided, however, that such holdings do not exceed five percent (5%) of the voting rights of such publicly-held company) in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, SIGOS. None of said officers, directors or Sellers or any member of their immediate families, is a party to, or otherwise directly or indirectly interested in, any contract (except employment contracts) or informal arrangement with SIGOS.

9.20	Insurance

Schedule 9.20 lists all insurance policies of SIGOS effective as of the date hereof indicating the contract parties, the insured risk, the insurance coverage and whether or not the insurance will be terminated at Closing and whether any notification requirements upon Closing exist. The insurance policies listed in Schedule 9.20 have been in full force and effect, all insurance premiums due thereon have been paid in full when due and no notice of cancellation or termination has been issued or received by SIGOS or the Sellers. SIGOS and the Sell-
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ers do not have knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

9.21	Tax and Tax Returns
a.	Filings and Payments
aa.	All returns, documents and information which SIGOS has been required by law to make or provide for Tax purposes have been properly prepared in accordance with applicable laws and regulations and punctually made or provided to the appropriate Tax authority and all such information that SIGOS has at any time supplied to any Tax authority has been complete and true in all material respects;

bb.	SIGOS has at all times punctually paid all Taxes which have become due and is not liable to pay any interest or penalty in connection with any claim for Tax. SIGOS has made all payments under deduction of Tax which were required by law to have been so made and has (if so required) accounted to the appropriate authority for the amounts deducted;

cc.	to the extent that Taxes which relate to events that have occurred on or before December 31, 2005 and which have not yet been due on December 31, 2005, full provision has been made in the Financial Statements 2005; and

dd.	except as listed in Schedule 9.21a.dd, all returns which SIGOS has made for the purposes of Tax and which relate to any period ending on or before the Closing Date have been submitted to the appropriate Tax authority and there is no ongoing or announced audit, review, material disagreement or dispute between it and any taxing authority with regard to any returns or otherwise in connection with Tax; and SIGOS is not nor has been the subject of an investigation (other than regular routine inquiries) by any Tax authority.
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b.	Handling of Value Added Tax.

SIGOS has complied in all material respects with value added Tax (Umsatzsteuer) legislation and has made and maintained complete, correct and up-to-date records, invoices and other documents appropriate or required for the purpose of such legislation.

c.	Notices, Appeals etc.

Schedule 9.21c sets forth details of:
aa.	all Tax returns filed concerning Taxes that have not yet been finally assessed (nicht endgültige Steuerveranlagung) by the Tax authorities as well as all appeals, applications, claims, disclaimers or elections made by SIGOS in relation to any Tax;

bb.	any legal action or election vis-à-vis the Tax authorities SIGOS has or on the Closing Date will or may have (whether alone or jointly with any other person or persons); and

cc.	any notices, directions, consents or clearances received by SIGOS in relation to any Tax.
d.	Constructive Dividends (verdeckte Gewinnausschüttung)

SIGOS has not caused any Constructive Dividend or departure from the arm’s length standard.
9.22	Full Disclosure

None of the documents or other information (notwithstanding whether provided in writing or orally) which have been furnished to the Purchaser or any of its representatives or advisers in connection with the preparation and performance of this Purchase Agreement by the Sellers, SIGOS, its representatives or advisers (the “Information Provided”) is false or contains any relevant misstatement of fact or omits any relevant fact which should have been stated in order to make the statements therein not misleading. The Information Provided represents all the information which has to be disclosed by a seller who is acting in good faith
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(keine Verletzung der Aufklärungspflicht nach Treu und Glauben). There is no fact known to the Sellers or SIGOS which adversely affects, or insofar as the Sellers or SIGOS can reasonably foresee will adversely affect the business, operations, earnings, assets, liabilities or condition of SIGOS.

10.	Remedies for Breach of Representations and Guarantees

10.1	Remedies

If and to the extent that the Sellers breach the independent guarantees (selbständige Garantieversprechen) given in Section 9 of this Purchase Agreement, the Sellers shall be obliged (being jointly and severally liable -Gesamtschuldner), at the Purchasers option, either (i) to put the (1) Purchaser and/or (2) SIGOS and/or their (3) representatives officers, directors, agents, representatives, stockholders and employees and each person, if any, who controls or may control the Purchaser or SIGOS ((1) through (3) the “Indemnified Persons”) in the position in which the Indemnified Persons would have been had the independent guarantee (selbständiges Garantieversprechen) not been breached (including, indemnification (Freistellung) from claims of third parties), or (ii) to pay to the Purchaser monetary compensation for the damages incurred by the Indemnified Persons because of the breach of the guarantees given (Schadensersatz in Geld) and to indemnify (freistellen) the Indemnified Persons form claims of third party resulting from such breach.

10.2	Maximum Amount

The Purchaser shall be entitled to claim damages for non-performance in the event of any breach of the provisions of this Purchase Agreement up to a total amount in the aggregate of the Holdback Amount, the Second Holdback Amount and the Total Earnout Price (the “Maximum Amount”); provided, that, damages must be satisified first through amounts specifically reserved in the Financial Statements 2005.
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10.3	Exclusion of Further Remedies and Further Liability
a.	Except as provided otherwise herein and legally permissible, any other claims of the Purchaser for rescission (Rücktritt), the reduction of the Purchase Price (Minderung) and under Sections 434, 435 or 311 (2), 280 German Civil Code (BGB) shall be excluded.

b.	The provision of Section 10.3a shall not apply to any rights and remedies for fraud or wilful misconduct (Vorsatz).
11.	Survival of Representations and Warranties and Statute of Limitations (Verjährung)

11.1	General

Except as otherwise provided in this Purchase Agreement, any claim by Purchaser based on breaches of the provisions of this Purchase Agreement shall be time-barred (verjährt) 1 year after the Closing Date.

11.2	Specific Legal Matters

Claims based on a breach of Section 9.2 (Legal Matters regarding SIGOS) or Section 2 (The Sale Shares) shall be time-barred according to statutory law.

11.3	Intellectual Property Matters

All claims based on a breach of Section 9.11 (Intellectual Property Rights) shall be limited to the Maximum Amount for one (1) year after the Closing Date and shall be limited for an additional eleven (11) years to the amount of the Second Holdback.

11.4	Tax Matters

Claims based on a breach of Section 9.21 (Taxes and Tax Returns) shall be time-barred (verjährt) 6 (six) months after the respective tax assessment has become final and binding.
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11.5	Suspension of the Limitation Period

The limitation of claims under Sections 11.1 to 11.2 shall be suspended (gehemmt) for a further period of three (3) months (commencing on the dates referred to in Sections 11.1 to 11.2 respectively) if the party from whom compensation is sought receives a Note of Claim as set forth in Section 14.1 asserting such claim and a justification of the claim on or prior to the dates referred to in Sections 11.1 to 11.2 respectively. The notice of claim must set forth a substantiated description of the claim and an estimate of the amount involved.

12.	Tax Indemnifications

12.1	Indemnification

Notwithstanding any other provision of this Purchase Agreement, from and after the Closing Date, the Sellers shall be obliged (being jointly and severally liable -Gesamtschuldner), at the Purchasers option, to idemnify the Purchaser, SIGOS and/or any of their respective affiliates (each a “Tax Indemnified Party” and collectively the “Tax Indemnified Parties”) against and hold harmless from any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including, without limitation, reasonable fees for counsel, accountants and other appropriate consultants) suffered or incurred (each a “Tax Loss” and collectively, the “Tax Losses”) arising out of Taxes of any of the Sellers, and/or SIGOS for periods or portions thereof ending on or before the Closing Date in excess of the amount of Taxes which are included as current liabilities or specific tax accruals (Steuerrückstellungen) in the Financial Statements 2005 or the Closing Financial Statements by paying to Purchaser or, at Purchaser’s election, any other Tax Indemnified Party, an amount equal the respective Tax.

12.2	Due date.

Seller’s payment obligation pursuant to Section 12.1 shall become due and payable on the date on which Purchaser and/or SIGOS have effectively paid the respective Taxes or otherwise incurred a Tax Loss.
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12.3	Tax and Balance Sheet Treatment of Payments

Any payment under Section 12.1 shall be deemed and treated, among the Parties, as repayment of the Purchase Price for tax and balance sheet purposes.

12.4	Time Limitation

Any claims of any Tax Indemnified Party under Section 12.1 shall be time-barred (verjähren) 6 (six) months after the final and binding and un-appealable assessment (endgültig bestandskräftige Festsetzung) of the relevant Tax.

12.5	Tax Assessments and Tax Audits

Purchaser shall procure that the Representative is informed in a timely manner of all tax assessments (Steuerbescheide) and announcements of tax audits (Betriebsprüfungen) which may give rise to a claim of any Tax Indemnified Party under Section 12.1. Purchaser shall procure that the Representative is provided with all relevant documents and other information reasonably required by the Sellers to evaluate the tax assessments or tax audits and the potential liability of the Sellers in connection therewith. If and to the extent that tax audits of SIGOS relate to Taxes for which the Sellers may be liable under Section 12.1, the Representative shall at its request be given the opportunity to instruct, at its own expense, counsel, accountants or auditors in relation to such tax audits and to participate in meetings with tax authorities in relation to such tax audits.

12.6	Defense

Purchaser shall take, and shall procure that SIGOS take, such action as the Representative may reasonably require by written notice to Purchaser to avoid, dispute, resist, appeal or otherwise defend against any claim for Taxes for which the Sellers may be liable under Section 12.1. Purchaser shall procure that any such defense will be controlled by the Representative and that the Representative will be provided with all relevant documents, other information and assistance reasonably required by the Representative for the defense. The Representative shall (i) keep Purchaser informed to a reasonable extent of the status of the defense, and (ii) comply with any reasonable requests of Purchaser with re-
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spect to any defense necessary to avoid a material adverse effect on significant business interests of Purchaser or SIGOS. Purchaser and SIGOS shall be given the opportunity to participate in the defense at their own expense with their own counsel. No concession shall be made by Purchaser or SIGOS, and no claim for Taxes shall be acknowledged, without the prior consent of the Representative, which consent shall not be unreasonably withheld or delayed.

12.7	Limitation of Liability

Purchaser shall not have a claim under Section 12.1 to be indemnified for a Tax Loss if and to the extent that:
(i)	Purchaser has failed to comply with its obligations under Section 12.5 and 12.6 and such failure has affected the ability of the Representative to avoid or mitigate the relevant Tax Loss;

(ii)	SIGOS is, as the result of an adjustment or payment giving rise to the Tax Losses for which indemnification is sought, entitled to any benefits by refund, set-off or a reduction of Taxes in periods after the Closing Date (e.g. in the case of a lengthening of amortization or depreciation periods or higher depreciation allowances); or

(iii)	the relevant Taxes result from any change in the accounting or taxation principles or practices of SIGOS (including methods of submitting tax returns) introduced voluntarily by Purchaser or SIGOS after the Closing Date.
13.	Other Indemnifications

13.1	Environmental

The Sellers shall be obliged (being jointly and severally liable -Gesamtschuldner), at the Purchaser’s option, to indemnify (freistellen) and hold harmless any Indemnified Person from an amount equal any Environmental Liability incurred by the Indemnified Person, respectively, which arise out of any Environmental Contamination on the properties owned, leased or operated by
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SIGOS on or before the Closing Date, except if such Environmental Contamination has been caused after the Closing Date.

13.2	Excluded Liabilities

Schedule 13.2 sets forth the liabilities for which neither the Purchaser nor SIGOS nor Indemnified Persons shall be liable (the “Excluded Liabilities”). Sellers fully indemnify (freistellen) and hold harmless Purchaser and, at the Purchaser’s request, the Indemnified Persons from such Excluded Liabilities.

14.	Claims

14.1	Notice of Claims
a.	Prior to the Release Date, Purchaser will give written notice of any claim regarding a Damage under this Purchase Agreement (a “Notice of Claim") which Purchaser knows at such point of time.

b.	Each Notice of Claim given pursuant to Section 14.1a will contain the information:
aa.	on the kind of remedy as set forth in Section 10.1 and Section 12 sought;

bb.	the amount of such Damage, which does, however, not preclude Purchaser to increase or decrease, as the case may be, the amount of the Damage after the delivery of such Notice of Claim; and

cc.	a brief description (to the extent reasonably available to Indemnified Persons), of the facts, circumstances or events giving rise to the alleged Damages.
14.2	Resolution of Notice of Claim

Any Notice of Claim received by Sellers pursuant to Section 14.1 above will be resolved as follows:
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a.	In the event that, within sixty (60) calendar days after a Notice of Claim is received by Sellers pursuant to Section 14.1 and Sellers do not contest such Notice of Claim in writing to Purchaser as provided in Section 14.2b (the “Uncontested Claim"), the Sellers will be conclusively deemed to have consented to the recovery by the Purchaser/SIGOS, Indemnified Person of the full amount of Damages specified in the Notice of Claim in accordance with this Section 14.

b.	In the event that Sellers give the Purchaser written notice contesting all or any portion of a Notice of Claim (the “Contested Claim"), within the sixty (60)-day period specified in Section 14.2a, then such Contested Claim will be resolved by either (i) a written settlement agreement executed by Indemnified Persons and the Sellers or (ii) in the absence of such a written settlement agreement, by the dispute resolution procedures set forth in Section 21.
15.	Reduction of Holdback Amount and Total Earnout Price

After an Uncontested Claim is made or a Contested Claim is resolved, each in accordance with Section 14.2 of this Purchase Agreement, such Claim (if not cured by the Sellers prior to the Release Date) shall be satisfied
(i)	first by a reduction in the Holdback Amount, then by a reduction in the Second Holdback Amount in an amount equal to the Damages; and

(ii)	if the Holdback Amount and the Second Holdback Amount are not sufficient to satisfy the entire amount of such Damages (such unsatisfied amount of such Damages, the “Unsatisfied Amount"), such Unsatisfied Amount shall be satisfied by a reduction in the amount, if any, of the Total Earnout Price, provided, however, that the amount of such satisfaction of claims is subject to the limitations as set forth in Section 10.2.
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16.	Release of Holdback Amount and Total Earnout Price.

16.1	Release of Remaining Holdback Amount on Release Date

On the first anniversary of the Closing Date (the “Release Date”), the Escrow Agent shall release the remaining Holdback Amount (reduced by the amount of any entitled claims for Damages resolved prior to the Release Date), less any amount as may be necessary to satisfy any unsatisfied or disputed entitled claims for Damages specified in any Notice of Claim delivered to the Sellers before the Release Date.

16.2	Second Release Date

On the date that is 12 years following the Closing Date (the “Second Release Date”), Purchaser shall release the Second Holdback Amount in excess of such amount thereof as may be necessary to satisfy any unsatisfied or disputed entitled claims for Damages specified in any Notice of Claim relating to (1) infringement claims relating to remote SIM multiplexor technology delivered to the Sellers and (2) the German patent XXXXXXXXXX. The Second Holdback Amount may be released sooner if the Sellers provide the Purchaser, at the Sellers’ cost, with (1) a written legal opinion of a German patent-lawyer (Patentanwalt), which is addressed to and reasonably acceptable to the Purchaser, to the effect that the remote SIM multiplexor technology using Internet connections to be developed after the Closing Date does not infringe published patents and (2) evidence reasonably acceptable to Purchaser that SIGOS has the right to conduct the SIGOS Business (including the right to use the XXXXXXXXXX without limitation as to scope or fields of use) without payment to XXXXXXXXXX. The amounts held as the Second Holdback Amount shall bear interest at prevailing “money market” or similar bank account rates.

16.3	Release after the Final Determination of Revenue and Contribution Margin

Within ten (10) days after the final determination of Revenue and Contribution Margin as provided in Schedule 4.7 hereto, Purchaser shall release and pay to
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the Sellers an aggregate amount equal to the Total Earnout Price in excess of such amount thereof as may be necessary to satisfy any unsatisfied or disputed claims for Damages specified in any Notice of Claim delivered to the Sellers.

16.4	Release of any Remaining Amounts

As soon as all such claims have been resolved in accordance with the provisions of Section 16, Purchaser shall release, if any, all remaining Holdback and/or Total Earnout Price, and/or the Second Holdback Amount, not required to satisfy such Claims.

17.	Parent Guarantee

Keynote hereby irrevocably guarantees by way of an independent promise of guarantee pursuant to Section 311 para. 1 BGB (selbständiges Garantieversprechen) to the Sellers any and all obligations of the Purchaser under this Agreement. Under such guarantee, Keynote and the Purchaser shall be jointly and severally liable (Gesamtschuldner) for any and all such obligations of the Purchaser under this Purchase Agreement. For the avoidance of doubt, with respect to any claim of the Sellers, Keynote shall be entitled to the same rights and objections as the Purchaser.

18.	Appointment of Representative

The Sellers hereby grant to Seller 1 power of attorney to represent each of them in connection with this Purchase Agreement (the “Representative"). Therefore, the Representative is entitled to take all measures and to make or receive all declarations which he deems necessary or appropriate in connection with this Purchase Agreement or any other agreement in connection with this Purchase Agreement, including any declaration with respect to the Escrow Account, in the name of each and all Sellers. Any action or declaration of the Representative in connection with this Purchase Agreement shall be deemed to be made in the name of each and all Sellers. This power of attorney of the Representative can be revoked by a joint declaration of the Sellers only and provided that at the
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same time the Sellers grant power of attorney with the scope as set forth in this Section 18 to another person.

19.	[intentionally left blank]

20.	Other Covenants

20.1	Further Co-operation

The Parties agree to co-operate fully after the date hereof in order to consummate all the transactions intended by and/or envisaged in the Purchase Agreement. Each Party shall take such further actions and execute such documents as are reasonably necessary to consummate the transactions intended by and/or contemplated in the Purchase Agreement.

20.2	Announcements

After the Closing Date, Purchaser or Keynote may issue a press release approved by both Parties announcing the transaction. Purchaser or Keynote may issue such press releases, and make such other disclosures regarding the transaction, as it determines are required under applicable securities laws or regulatory rules. Prior to the publication of such mutually agreed press release, neither Party or Keynote will make any public announcement relating to this Agreement or the transactions contemplated hereby (except as may be required by law).

20.3	Right to the Name “SIGOS”

All rights of Sellers with respect to the company name “SIGOS”, if any, are sold and transferred to the Purchaser under this Purchase Agreement. The Sellers hereby undertake to refrain from using the name “SIGOS” in the future.
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21.	Dispute Resolution

21.1	Dispute Resolution

If the Parties and Keynote ever have a dispute involving their respective rights and obligations under this Purchase Agreement other than disputes to be resolved pursuant to Section 8.3, then the Parties and Keynote will resolve such dispute as provided for in this Section 21.
a.	Dispute Notice

Either party may at any time deliver to the other a written dispute notice setting forth a brief description of the issues for which such notice initiates the dispute resolution mechanism set forth in this Section 21. Such dispute notice shall also specify the provision or provisions of this Purchase Agreement and the facts or circumstances that are the subject matter of the dispute.

b.	Informal Negotiations

During the 60-day period following delivery of a dispute notice described in Section 21.1a, the parties will cause their representatives to meet and seek to resolve the disputed items cordially through informal negotiations.

c.	Arbitration

If representatives of the parties are unable to resolve disputed items through the informal negotiations within the 60-day period described in Section 21.1b then the parties will refer the disputed issues to arbitration for final resolution as follows:

Any disputes under this Purchase Agreement or any ancillary agreement be submitted to binding arbitration by a panel of three arbitrators under the rules of the International Chamber of Commerce, ICC International Court of Arbitration, 1212 Avenue of the Americas, New York, NY 10036-1689, USA with such arbitration to be heard in New York, USA. Each party shall be permitted to select one arbitrator, and the third arbitrator shall be se-
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lected by the arbitrators chosen by the parties. Any disputes based on alleged fraudulent conduct or willful misrepresentation on behalf of SIGOS or any of its stockholders that seek a recovery of amounts that exceed the amount of the Holdback and the amount of the Earnout Payment not yet paid shall be brought in the courts of Germany, located in Frankfurt or Munich. Any disputes based on alleged fraudulent conduct or willful misrepresentation on behalf of Purchaser that seek a recovery of amounts that exceed the amount of the Holdback and the amount of the Earnout Payment not yet paid shall be brought in the courts of the State of California.
21.2	Provisional Relief

Nothing contained in this Section 21 shall be construed to limit or preclude a party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel the other party to comply with its obligations hereunder at any time.

22.	General Provisions

22.1	Language

This Purchase Agreement is made in, and shall be construed in accordance with, the English language (other than the Schedules 5.9a, 5.9b and 6.3f and those Schedules in German with respect to which English translations are not attached hereto). In the event of a conflict between English terms and German terms immediately following in italics and in parenthesis in this Purchase Agreement, the German terms shall prevail.

22.2	Governing Law

This Purchase Agreement shall be governed by and interpreted exclusively in accordance with the laws of the Federal Republic of Germany to the exclusion of its conflict-of-laws provisions and the Convention on Contracts for the International Sale of Goods.
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22.3	Liability of Sellers

The Sellers are jointly and severally liable for their obligations under this Purchase Agreement (gesamtschuldnerische Haftung).

22.4	Expenses

Except as otherwise specifically set forth in this Purchase Agreement, the Parties hereto shall bear their respective expenses incurred with the preparation, execution and performance of the Purchase Agreement and the transactions contemplated therein, including all fees and expenses of their advisors (the “Transaction Expenses"), however, if the transaction contemplated herein closes any unpaid Transaction Expenses of SIGOS shall be paid by the Sellers. The Purchaser shall bear the costs for the notarization of this Purchase Agreement provided such cost does not exceed EUR 40,000.00; any amount in excess of EUR 40,000.00 shall be borne by the Sellers.

22.5	Partial invalidity

If one of the provisions of the Purchase Agreement is or becomes invalid or unimplementable, this shall not affect the validity of the remaining provisions. The Parties shall modify to the extent necessary or replace the invalid or unimplementable provision so that the effect of the modified or new provision corresponds as closely as possible with the intended effect of the invalid or unimplementable provision.

22.6	Amendments

Any amendment or addition to the Purchase Agreement must be executed in writing, unless notarization is required. This also applies regarding the amendment of this clause.

22.7	Business Day

“Business Day” shall be the days on which banks are open for business in Frankfurt am Main, Germany.
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22.8	List of Schedules

The List of Schedules in Schedule 22.8 sets forth all Schedules to this Purchase Agreement, each of which forms an integral part of this Purchase Agreement.

22.9	Entire Agreement

This Purchase Agreement sets out the entire agreement and understanding between the Parties and Keynote with respect to the subject matter hereof and supersedes any and all earlier and contemporaneous agreements, either orally or in writing, between the Parties and Keynote.

22.10	Notices and Communications

Any notice or other communication under the Agreement shall be effected in the English language and in writing and shall be (i) delivered personally against confirmation of receipt or (ii) sent by “registered mail return receipt requested” or (iii) by internationally recognized courier service or (iv) transmitted by telefax to the parties at the following addresses (or to such other party or person and/or such other address as shall be specified by like notice from the party to which notice or other communication shall be given originally, provided, however, that such notice or a change of party and/or address shall be effective only upon receipt thereof):
a.	if to the Sellers or any individual Seller
Seller 1, Johannes Reis
XXXXXXXXXX

with a copy to:

Rechtsanwälte Billmann & Schneider
Attn: Dieter Billmann
Sigmundstr. 155
90431 Nürnberg
Fax: +49 911 6106938
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b.	if to Purchaser
Keynote Germany Holding GmbH
Attention: Umang Gupta, Managing Director
Stresemannstrasse 79
70469 Stuttgart
with a copy to:
Rechtsanwälte Gleiss Lutz
Attn: Dr. Christian Cascante
Maybachstr. 6
70469 Stuttgart
Fax: +49 71 855096
***
C.
COUNTERPARTS (AUSFERTIGUNGEN)
OF THIS DEED / COPIES
It is requested that there be issued of this deed:
a)	for the Sellers nine counterparts,

b)	for the Purchaser four counterparts,
in each case to be provided to the respective person appearing.
Each party may at any time request the issuance of further counterparts and copies.
(continued on next page)
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IN WITNESS THEREOF this Notarial Deed including the Schedules and Exhibits hereto — with the exception of certain balance sheets and other financial statements, lists of items, titles, rights and obligations contained in Schedules 9.4, 9.6, 9.8, 9.10.a.aa, 9.10.a.cc, 9.10.b.aa, 9.10.b.bb, 9.11.b, 9.11.b.dd, 9.11.c, 9.11.d(1), 9.11.l, 9.13.b(1), 9.13.b(2), 9.13.b(3), 9.13.b.(4), 9.13.c, 9.18, 9.20, 9.21.a.dd and 9.21.c in respect of which the persons appearing waived the right to have them read aloud and which instead have been presented to the persons appearing, were acknowledged and signed on each page by the persons appearing — has been read aloud to the persons appearing (but Schedules 5.9.a, 5.9.b and 6.3.f only in the German language) and this Notarial Deed including its Schedules and Exhibits was confirmed and approved by the persons appearing. The persons appearing then signed this Deed. All this was done at the day herebelow written in the presence of me, the Notary Public, who also signed this Deed and affixed my official Seal.
Basel, this 30th (thirtieth) day of March 2006 (two thousand and six)

/Matthias Muller/

/Helmut Friedel/

/Johannes Reis/

/s/ Dr. Dieter Gränicher/

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A. Prot. 2006/35

Schedule 1
Definitions
The terms listed hereinafter in alphabetical order shall have the following meaning:

Baumgartner und Kollegen Audit Report	Shall have the meaning set out in Section B.8.1

Adjustment Amount	Shall have the meaning set out in Section B.4.2

Authorizations	Shall have the meaning set out in Section B.9.15

Business Day	Shall have the meaning set out in Section B.22.7

Closing	Shall have the meaning set out in Section B.6.1

Closing Date	Shall have the meaning set out in Section B.6.1

Closing Declaration	Shall have the meaning set out in Section B.6.1

Closing Financial Statements	Shall have the meaning set out in Section B.8.3

Confidential Information	Shall have the meaning set out in Section B.9.11g

Constructive Dividend (verdeckte Gewinnausschüttung)	has the meaning provided for in Section 8 para 3 of the German Corporate Income Tax Act (Körperschaftssteuergesetz) and as interpreted by the relevant case law of the German Tax courts (Finanzgerichte) and the Federal Fiscal Court (Bundesfinanzhof) and the practice of the German Tax authorities as from time to time amended and modified

Contested Claim	Shall have the meaning set out in Section B.14.2b

Contribution Margin	Shall have the meaning set out in Schedule B.4.7

Critical Contracts	Shall have the meaning set out in Section B.9.10

Damage	shall mean any damage in the common meaning.

Draft Closing Financial Statement	Shall have the meaning set out in Section B.8.1

Earnout Period	Shall have the meaning set out in Schedule B.4.7

Earnout Price	Shall have the meaning set out in Section B.4.7

Effective Date	Shall have the meaning set out in Section B.3.2

Employment Agreements	Shall have the meaning set out in Section B.6.3e.aa

Environmental Contamination	Means any pollutants, contaminants or other hazardous materials that are existing in the soil, groundwater, surface water or in buildings and are required to be cleaned up or contained pursuant to any Environmental Law applicable to the relevant property.

Environmental Law	Means any legal requirements relating to pollution or protection of human health or the environment including any law or regulation relating to emissions, discharges, releases or threatened releases of materials or environmental concern or otherwise relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, transport or handling of materials of environmental concern

Escrow Agent	Shall have the meaning set out in Section B.4.4

Excluded Liabilities	Shall have the meaning set out in Section B.13.2

German GAAP	Shall have the meaning set out in Section B.8.1

Hazardous Materials	Means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material

Holdback Amount	Shall have the meaning set out in Section B.4.4

Indemnified Persons	Shall have the meaning set out in Section B.10.1

Initial Purchase Price	Shall have the meaning set out in Section B.4

Intellectual Property	shall mean any intellectual property in the common meaning.

Keynote	Keynote Systems Inc., a corporation established under the laws of Delaware, USA, registered office at 15 East North Street, City of Dover, County of Kent, Delaware, USA

Material Adverse Change	The business has been conducted in the ordinary course with the due care of a prudent business man and no events, conditions or circumstances have occurred which individually or in the aggregate have had or will have a material adverse effect on the conditions (financial or otherwise), business activities and operations, the assets (including intangible assets such as intellectual property), the net worth or the financial and earnings position and prospects of SIGOS.

Material Contracts	Shall have the meaning set out in Section B.9.8a

Materials of Environmental Concern	Include chemicals, pollutants, contaminants, wastes, asbestos, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an environmental law or that is otherwise a danger to health, reproduction or the environment

Non-Competition Agreements	Shall have the meaning set out in Section B.6.3e.bb

Non-Disclosure Agreement	Shall have the meaning set out in Section B.19

Notice of Claims	Shall have the meaning set out in Section B.14.1

Other Contracts	Shall have the meaning set out in Section B.9.9

Party/Parties	Shall mean Sellers and/or Purchaser individually or jointly

Principal Amount 1	Shall have the meaning set out in Section B.4.3a

Principal Amount 2	Shall have the meaning set out in Section B.4.3b

Principal Amount 3	Shall have the meaning set out in Section B.4.3c

Principal Amount 4	Shall have the meaning set out in Section B.4.3d

Principal Amount 5	Shall have the meaning set out in Section B.4.3e

Principal Amount 6	Shall have the meaning set out in Section B.4.3f

Principal Amount 7	Shall have the meaning set out in Section B.4.3g

Principal Amounts	Shall have the meaning set out in Section B.4.3g

Purchase Agreement	Shall have the meaning set out in the Preamble

Purchaser	Shall mean Keynote Germany Holding GmbH

Purchaser Bank Account	Shall have the meaning set out in Section B.4.5b

Real Property Lease Contracts	Shall have the meaning set out in Section B.9.18

Release Date	Shall have the meaning set out in Section B.16.1

Representative	Shall have the meaning set out in Section B.17.

Revenue	Shall have the meaning set out in Schedule B.4.7.

Sale Shares	Shall have the meaning set out in Section B.2

Second Holdback Amount	Shall have the meaning set out in Section B.4.4

Second Release Date	Shall have the meaning set out in Section B.16.2

Seller 1	Shall mean Johannes Reis

Seller 2	Shall mean Helmut Friedel

Seller 3	Shall mean Erich Weikert

Seller 4	Shall mean Johann Banken

Seller 5	Shall mean Adil Kaya

Seller 6	Shall mean Martin Löhlein

Seller 7	Shall mean Norbert Neumeister

Sellers Bank Account	Shall have the meaning set out in Section B.4.5B.4.5a

Sellers’ Knowledge	Shall mean he actual knowledge of each Seller after reasonable inquiry by such Seller.

Shareholder Damage	Shall have the meaning set out in Section B.14.1

SIGOS IP Rights Agreements	Shall have the meaning set out in Section B.9.11b

SIGOS-Licensed IP Rights	means SIGOS IP Rights that are not SIGOS-Owned IP Rights and that are licensed to SIGOS by a third party on a non-exclusive basis.

SIGOS-Owned IP Rights	means SIGOS IP Rights that are owned or exclusively licensed to SIGOS

Tax	shall mean any tax in the common meaning.

Total Earnout Price	Shall have the meaning set out in Section B.4.7

Total Purchase Price	Shall have the meaning set out in Section B.4

Total SIGOS Assets	Shall have the meaning set out in Section B.4.2

Total SIGOS Liabilities	Shall have the meaning set out in Section B.4.2

Transaction Expenses	Shall have the meaning set out in Section B.22.4

Transfer	Shall mean the transfer and acquisition of the Sale Shares from the Sellers to the Purchaser.

Uncontested Claim	Shall have the meaning set out in Section B.14.2a

Unsatisfied Amount	Shall have the meaning set out in Section B.15

CONFIDENTIAL TREATMENT REQUESTED
Schedule 4.7
Earnout Schedule
     1. Certain Definitions. As used in this Schedule A, the following terms have the meanings set forth below. Capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in that certain Agreement for the Sale and Purchase and Transfer of All Shares in SIGOS Systemintegration GmbH (the “Agreement”), dated March 30, 2006, by and among Keynote Germany Holding GmbH, a German limited liability company (“Keynote”) and the Sellers (as defined in the Agreement).
     “Business Unit” means the business unit of Keynote that will, after the Closing, consist of the business SIGOS.
     “Contribution Margin” means, with respect to any applicable period, XXXXXXXXXX.
     “Direct Expenses” means, the expenses related to the Business Unit, including
(i)	All compensation-related expenses, including payroll taxes, insurance costs and commissions/bonuses, if any, of all employees working directly in the Business Unit;

(ii)	All facilities-related expenses incurred by Keynote for housing employees and/or data center equipment in Germany or elsewhere, which are specifically a part of the Business Unit;

(iii)	Sales commissions paid out to Keynote field salespeople (NAMs) for selling the Business Unit’s products and services, which for this calculation shall be XXXXXXXXXX;

(iv)	Cost of revenues of the Business Unit associated with its products and services including but not limited to XXXXXXXXXX, and including any value-added taxes;

(v)	Miscellaneous operating expenses incurred directly by the Business Unit including but not limited to on-going travel and entertainment expenses, marketing programs, trade shows, sales collateral development etc; and

(vi)	Other costs that are mutually agreed to by both parties.
     Direct Expenses shall not include:
     (A) expenses related to amortization of intangible assets required to be incurred by Keynote that is associated with the acquisition of SIGOS by Keynote;

     (B) allocations of Keynote corporate overhead expenses such as XXXXXXXXXX not directly attributable to the Business Unit;
     (C) Direct Expenses, described above, for Keynote Wireless Perspective, and other mobile/wireless business units acquired by Keynote during the Earnout Period; and
     (D) corporate taxes and trade taxes on pre-tax income, as defined by German GAAP.
     “Earnout Period” means XXXXXXXXXX.
     “Revenue” means, revenue that is attributable to the products and services of the SIGOS Business Unit that could be XXXXXXXXXX and subject to the following:
     (i) Revenues shall not include XXXXXXXXXX;
     (ii) Revenues shall not include XXXXXXXXXX;
     (iii) Revenues shall not include XXXXXXXXXX;
     (iv) Revenues will not include XXXXXXXXXX; and
     (v) Revenues will not include XXXXXXXXXX.
     2. Payment of Earnout. If both (A) Revenue for the Earnout Period is XXXXXXXXXX, and (B) Contribution Margin for the Earnout Period is XXXXXXXXXX, then the total Earnout Payment shall equal XXXXXXXXXX, subject to the following:
          (a) If the Contribution Margin for the Earnout Period is XXXXXXXXXX, the Total Earnout amount shall be XXXXXXXXXX; and
          (b) If, for XXXXXXXXXX financial quarters during the Earnout Period, the Contribution Margin is XXXXXXXXXX, the Total Earnout Amount shall be XXXXXXXXXX.
The symbol “XXXXXXXXXX” is used to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.